Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

RETIREMENT AND TRANSITION AGREEMENT (this “Agreement”) made and entered into by and between American Equity Investment Life Holding Company (the “Company”) and John M. Matovina (the “Executive”), dated February 28, 2020 (the “Effective Date”). For purposes of this Agreement, “Company” shall be deemed to include the Company and its affiliated entities.
WHEREAS, the Executive has been employed with the Company since June 2003; and
WHEREAS, the Executive has determined that he wishes to retire from the Company; and
WHEREAS, the Executive and the Company wish to set forth the terms and conditions under which he will retire from the Company and transition to non-executive Chairman of the Company’s Board of Directors (the “Board”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.
Resignation and Transition Period.    The Executive resigns as Chief Executive Officer and President of the Company and all officer positions Executive holds in any of the Company’s subsidiaries effective on or before March 1, 2020. From March 1, 2020 through April 15, 2020 (the “Transition Period”), Executive will remain an employee of the Company. During the Transition Period, the Company will pay the Executive a semi-monthly amount of $28,125.00 in accordance with the Company’s usual payment practices, and the Executive will remain eligible for health and life insurance coverage on the same terms and conditions (including payment by Executive of his portion of the premiums) as in effect at the Company from time to time. The Executive will be entitled to receive a stay bonus in the amount of $853,125.00 for services provided to the Company from January 1, 2020 through April 15, 2020 (the “Stay Bonus”). The Stay Bonus will be paid to the Executive no later than April 25, 2020.

2.	Effect of Retirement.

(a)	As of April 16, 2020 (the “Retirement Date”), the Executive shall no longer be an employee of the Company.

(b)
RSUs. Subject to Sections 3 and 4 hereof, each outstanding restricted stock unit (“RSU”) granted to the Executive by the Company before the Transition Period will be treated pursuant to Section 2(e)(iii) of the relevant Performance Restricted Stock Unit Award Agreement (“Award Agreement”) between the Company and the Executive. For purposes of calculating awards under all outstanding Award Agreements as of the Retirement Date, the Executive’s employment shall be deemed to have terminated on April 16, 2020.

(c)
Non-Executive Chairman. Following the Retirement Date, the Executive will serve as non-executive Chairman of the Board. The Executive will be paid $30,000 per quarter for service as non-executive Chairman. Amounts paid for the Executive’s service as non-executive Chairman will be in addition to any cash retainer, meeting fees and equity awards generally paid or awarded to the Company’s directors. Executive will not receive a pro-rata equity award for the period from the Retirement Date to the date of the Company’s 2020 Annual Meeting of Shareholders.

3.	Release of Claims.
The Executive shall receive the compensation and benefits as set forth in this Agreement from the Company only if the Executive executes and delivers to the Company on or before the Retirement Date a release in form and substance satisfactory to the Company (and does not revoke such release during the applicable revocation period).

4.	Confidentiality.
The Executive acknowledges that (a) while employed by the Company, the Executive has had, and may continue to have, access to and/or acquired and assisted, or will acquire and assist, in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its affiliates which is not generally known to the public, including without limitation: research projects; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of the Company and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (b) such Confidential Information has been disclosed to the Executive in confidence and only for the use of the Company. The Executive agrees that at all times following the Transition Period, the Executive shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent the Executive from disclosing Confidential Information (i) that becomes publicly available or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
The Executive acknowledges and agrees that (1) the business in which the Company and its affiliates are engaged is intensely competitive, (2) the Executive has had access to and developed, and may have access to and develop, Confidential Information and (3) the confidentiality covenant set forth in this Section 4 is reasonable and necessary for the protection and continuity of the business and goodwill of the Company and its affiliates. The Executive further acknowledges and agrees that irreparable injury will result to the Company if the Executive breaches such covenant, and that in the event of the Executive’s actual or threatened breach of such covenant, the Company will have no adequate remedy at law. The Executive accordingly agrees that in the event of an actual or threatened breach or non-performance by the

Executive of such covenant, (A) the Company shall be entitled to injunctive and other equitable relief in perpetuity from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security and (B) the RSUs in Section 2(b), to the extent unvested, shall terminate and be forfeited immediately. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

5.	General Provisions.

(a)
Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(b)
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to the Executive at the last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the Secretary of the Company, or to such other address as either party may specify by notice to the other actually received.

(c)
Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(d)
Governing Law; Captions; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)
Code Section 409A Compliance. The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and the Executive each agree that upon the Retirement Date, the Executive shall experience a “separation from service” for purposes of Section

409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Transition Period shall instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in the Executive’s income. The Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(f)
Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

(g)
Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subjects addressed herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first set forth above, to be effective as of the Effective Date.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

Executive		American Equity Investment Life Holding Company

By:	John M. Matovina	By:	Anant Bhalla
Date:	February 28, 2020	Date:	February 28, 2020